Exhibit 4.6

VALEANT
Pharmaceuticals International, Inc.

Special Dividend Reinvestment Plan

Special Dividend Reinvestment Plan

-i-

Valeant Pharmaceuticals International, Inc.
Special Dividend Reinvestment Plan
Summary
The following describes the Special Dividend Reinvestment Plan (the “Plan”) of Valeant Pharmaceuticals International, Inc. (the “Company”) established in connection with the one-time special dividend of US$1.00 per common share (the “Special Dividend”), declared on November 4, 2010, that shareholders of record as of the close of business on November 15, 2010 (the “Record Date”) will be entitled to receive on December 22, 2010. The Plan, which became effective on November 8, 2010, enables holders of the Company’s common shares (“Common Shares”) who are residents of Canada or the United States to acquire additional Common Shares by reinvesting the Special Dividend. The Plan has been created solely for use in connection with the Special Dividend and will only be used for this one-time purpose. Following the payment of the Special Dividend, the Plan will automatically terminate. For further details, please read the full text of the Plan, as well as the “Questions and Answers”. Shareholders should consult their tax advisors about the income tax consequences which will result from their participation in the Plan.
In connection with the Company’s recently declared Special Dividend, you have the option of either receiving the Special Dividend in cash or automatically reinvesting all of your Special Dividend in Common Shares, each net of any applicable withholding tax.
Electing to reinvest the Special Dividend in Common Shares under the Plan is a convenient and cost-effective way to increase your investment in the Company, offering you the convenience of having your Special Dividend automatically reinvested with no brokerage commissions or service charges.

Valeant Pharmaceuticals International, Inc.
Special Dividend Reinvestment Plan
Questions And Answers
What is the Dividend Reinvestment Plan?
The Special Dividend Reinvestment Plan (the “Plan”) of Valeant Pharmaceuticals International, Inc. (the “Company”) has been established in connection with the one-time special dividend of US$1.00 per common share (the “Special Dividend”), declared on November 4, 2010, that shareholders of record as of the close of business on November 15, 2010 (the “Record Date”) will be entitled to receive on December 22, 2010 (the “Special Dividend Payment Date”). The Plan, which became effective on November 8, 2010, enables holders of the Company’s common shares (“Common Shares”) who are residents of Canada or the United States to acquire additional Common Shares by reinvesting the Special Dividend. Such eligible shareholders may receive the Special Dividend in cash or elect to reinvest the Special Dividend in Common Shares by enrolling in the Plan, each net of any applicable withholding tax.
The Plan has been created solely for use in connection with the Special Dividend and will only be used for this one-time purpose. Following the payment of the Special Dividend, the Plan will automatically terminate.
What are the advantages of the Plan?
Electing to reinvest the Special Dividend in Common Shares under the Plan is a convenient and cost-effective way to increase your investment in the Company.
As Common Shares acquired under the Plan will be newly issued directly from the treasury of the Company, by electing to reinvest the Special Dividend in Common Shares pursuant to the Plan, participants in the Plan (“Participants”) will not pay any brokerage commissions or service charges. All administrative costs of the Plan will be borne by the Company.
Who is eligible to participate?
Any registered or beneficial holder of Common Shares as of the Record Date who is a resident of Canada or the United States may participate in the Plan. Shareholders resident outside of Canada and the United States are not eligible to participate in the Plan and will be entitled to receive the Special Dividend in cash (net of any applicable withholding tax) on the Special Dividend Payment Date.
How does an eligible shareholder elect to reinvest the Special Dividend in Common Shares under the Plan?
If an eligible registered shareholder elects to reinvest the Special Dividend in Common Shares, he, she or it may enroll in the Plan by completing the enclosed enrollment form (the “Enrollment

Form”) and returning it to CIBC Mellon Trust Company, the administrator of the Plan (the “Agent”) via facsimile or by mail in the manner provided for in Section 11 of the Plan by the Enrollment Deadline (as defined below).
A shareholder who is an eligible beneficial owner of Common Shares should contact his, her or its broker, investment dealer, financial institution or other nominee who holds his, her or its Common Shares to provide instructions regarding an election to reinvest the Special Dividend in Common Shares through participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm what fees, if any, the nominee may charge to enroll such shareholder’s Common Shares in the Plan on his, her or its behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by the shareholder. Such fee or fees will not be paid for by the Company or the Agent.
An eligible beneficial owner whose Common Shares are registered in the name of CDS Clearing and Depository Services Inc. (“CDS”) or The Depository Trust Company (“DTC”) or a name other than the eligible beneficial owner’s own name may participate in the Plan by: (i) prior to the Record Date, having those Common Shares transferred into his, her or its name directly and then making the election to reinvest the Special Dividend in our Common Shares by enrolling such Common Shares under the Plan directly, or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the eligible beneficial owner’s Common Shares to make the election to reinvest the Special Dividend in Common Shares by enrolling in the Plan on the eligible beneficial owner’s behalf.
What is the deadline for enrollment in the Plan?
A completed Enrollment Form must be received by the Agent no later than 5:00 p.m. (Toronto time) on December 8, 2010 (the “Enrollment Deadline”) in order for the Special Dividend to be reinvested under the Plan. If the completed Enrollment Form is not received by the Agent by the Enrollment Deadline, or the participation is properly revoked in accordance with Section 8 of the Plan, the Special Dividend will be paid in cash (net of any applicable withholding tax).
Both the Company and the Agent shall have the right to reject any request regarding enrollment in or revocation of participation in the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the Company’s satisfaction and/or the Agent’s satisfaction prior to the Enrollment Deadline. Neither the Company nor the Agent is under any obligation to notify any shareholder of an invalid request.
Will it be possible for Participants to receive part of their Special Dividend in cash and have the remainder reinvested?
No. Shareholders may only elect to reinvest 100% of the Special Dividend payable on all Common Shares registered in their name (net of any applicable withholding tax). Partial reinvestment of the Special Dividend is not permitted under the Plan. An Enrollment Form requesting partial reinvestment will be deemed invalid.

Where will the Common Shares under the Plan be acquired?
The Common Shares acquired by the Agent will be Common Shares newly issued directly by the Company from treasury.
How will new Common Shares be acquired for Participants?
If a shareholder elects to reinvest the Special Dividend in Common Shares under the Plan, the Company will pay to the Agent the Special Dividend on the Common Shares registered in the name of such Participant. The Agent will apply these funds (net of any applicable withholding tax) to acquire Common Shares newly issued directly from the treasury of the Company.
How will the number of Common Shares acquired by electing to reinvest the Special Dividend under the Plan be determined?
The number of Common Shares acquired on behalf of a Participant will be equal to the Special Dividend (net of any applicable withholding tax) payable on such Common Shares owned by such Participant divided by the Market Price (as defined below). The price of the Common Shares acquired from the treasury of the Company by the Agent with the reinvested Special Dividend under the Plan will be the volume weighted average price at which board lots of Common Shares have traded on the New York Stock Exchange during the five trading days immediately following the Enrollment Deadline on which at least one board lot of Common Shares has traded, as reported by the NYSE (“Market Price”).
Fractional Common Shares will not be issued and Participants will receive a cash payment in lieu of any fractional Common Shares based on the Market Price of the Common Shares purchased under Plan.
Will certificates be issued for the new Common Shares?
On or about the Special Dividend Payment Date, Participants will receive from the Agent, a share certificate for the number of whole Common Shares acquired under the Plan on the Special Dividend Payment Date and a cash payment in lieu of any fractional Common Share based on the Market Price of the Common Shares purchased under Plan.
Participants will also receive a statement setting out the amount of the Special Dividend reinvested, the Market Price and the number of Common Shares acquired under the Plan on the Special Dividend Payment Date with respect to the Special Dividend. In the case of CDS participants and DTC participants, CDS or DTC, as applicable, will receive a statement on behalf of beneficial owners participating in the Plan. This statement is a record of the cost of Common Shares acquired under the Plan and should be retained for tax reporting purposes.
When will the Plan terminate?
The Plan was created solely for the purposes of the Special Dividend and will only be used for this one-time purpose. The Plan will automatically terminate on December 22, 2010, immediately following payment of the Special Dividend.

How does a Participant revoke participation in the Plan?
As indicated above, the Plan itself will automatically terminate following payment of the Special Dividend.
If a shareholder has enrolled in the Plan but chooses to revoke participation in the Plan, they may do so by giving written notice to the Agent (or, in the case of eligible beneficial owners, by making arrangements to revoke participation through their nominee) prior to the Enrollment Deadline. If participation in the Plan is properly revoked prior to the Enrollment Deadline, you will receive the Special Dividend (net of any applicable withholding tax) in cash. If the notice of revocation is received by the Agent after the Enrollment Deadline, the Special Dividend payable on the Special Dividend Payment Date (net of any applicable withholding tax) will be reinvested in Common Shares under the Plan. Notice of revocation must be received in writing (or, in the case of eligible beneficial owners, by making arrangements to revoke participation through their nominee) and be for 100% of the Special Dividend participating in the Plan. Partial revocation of participation in the Plan will be deemed invalid. Each notice of revocation must be signed by the shareholder in whose name such Common Shares are registered. Where the Common Shares are registered in more than one name, the notice of revocation must be signed by all registered holders of such Common Shares.
What are the income tax consequences of participation in the Plan?
Dividend reinvestment pursuant to the Plan does not relieve Participants of any liability for taxes that may be payable on the Special Dividend. A summary explanation of the income tax implications of participation in the Plan for Canadian and United States residents can be found in section 12 of the Plan, under the heading “Income Tax Considerations Relating to the Plan.” All Participants should consult with their own tax advisors to determine the particular income tax consequences that may result from their participation in the Plan and the subsequent sale by them of Common Shares acquired pursuant to the Plan.
Where should further inquiries be directed?
Inquiries should be addressed to the Agent as follows:

By telephone:	CIBC Mellon Trust Company
416-643-5500
Toll-free throughout North America
1-800-387-0825

By fax:	416-643-5020

By mail:	CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, ON M5C 2W9
Attention: Dividend Reinvestment Dept.

By email:	inquiries@cibcmellon.com

Inquiries can also be addressed to the Company’s head office as follows:

By telephone:	Valeant Pharmaceuticals International, Inc.
905-286-3000

By fax:	Investor Relations
905-286-3034

By mail:	Valeant Pharmaceuticals International, Inc.
7150 Mississauga Road
Mississauga, Ontario
CANADA, L5N 8M5

OFFERING CIRCULAR
Valeant Pharmaceuticals International, Inc.
Special Dividend Reinvestment Plan
1. The Plan
The Special Dividend Reinvestment Plan (the “Plan”) of Valeant Pharmaceuticals International, Inc. (the “Company”) provides a convenient means for eligible holders of common shares of the Company (“Common Shares”) to acquire additional Common Shares by reinvesting the one-time special dividend of US$1.00 per common share (the “Special Dividend”), declared on November 4, 2010, that shareholders of record as of the close of business on November 15, 2010 (the “Record Date”) will be entitled to receive on December 22, 2010 (the “Special Dividend Payment Date”). The Plan has been created solely for use in connection with the Special Dividend and will only be used for this one-time purpose. As further described below, eligible holders of Common Shares who wish to reinvest the Special Dividend in Common Shares can elect to do so by enrolling in the Plan. Holders not participating in the Plan will be entitled to receive the Special Dividend in cash (net of any applicable withholding tax) on the Special Dividend Payment Date.
Following the payment of the Special Dividend, the Plan will automatically terminate. After the payment of the Special Dividend, the Company does not expect to pay dividends in the future.
Under the Plan, Common Shares acquired will be newly issued directly from the treasury of the Company at 100% of their “Market Price” (as defined below). As Common Shares acquired under the Plan are newly issued directly from the treasury of the Company, participants in the Plan (“Participants”) do not pay any brokerage commissions or service charges. All administrative costs of the Plan are borne by the Company.
2. Eligibility
Any beneficial or registered holder of Common Shares as of the Record Date who is a resident of Canada or the United States is eligible to elect to reinvest the Special Dividend in Common Shares by enrolling in the Plan. Shareholders resident outside of Canada and the United States are not eligible to participate in the Plan and will be entitled to receive the Special Dividend in cash (net of any applicable withholding tax) on the Special Dividend Payment Date.
An eligible shareholder may only elect to reinvest 100% of the Special Dividend paid on all Common Shares owned by him, her or it (net of any applicable withholding tax) under the Plan. Partial reinvestment of the Special Dividend is not permitted under the Plan. An Enrollment Form requesting partial reinvestment will be deemed invalid.

3. How the Plan Works
On the Special Dividend Payment Date, the Company will pay to CIBC Mellon Trust Company, the administrator of the Plan (the “Agent”) the Special Dividend otherwise payable to a Participant in respect to the Common Shares registered in the name of such Participant. Pursuant to the terms of the Plan, the Agent will acquire newly issued Common Shares directly from the treasury of the Company (a “Treasury Purchase”).
A Participant electing to reinvest the Special Dividend under the Plan may only elect to reinvest 100% of the Special Dividend paid on all Common Shares owned by him, her or it (net of any applicable withholding tax). Partial reinvestment of the Special Dividend is not permitted under the Plan. The Special Dividend payable on the Common Shares owned by the Participant (net of any applicable withholding tax) will be applied on the Special Dividend Payment Date to acquire Common Shares under the Plan.
The price for a Treasury Purchase of Common Shares under the Plan on the Special Dividend Payment Date (the “Market Price”) will be the volume weighted average price at which board lots of Common Shares have traded on the New York Stock Exchange (the “NYSE”) during the five trading days immediately following the Enrollment Deadline (as defined below) on which at least one board lot of Common Shares has traded, as reported by the NYSE.
As described above, on the Special Dividend Payment Date, the Company will pay to the Agent the Special Dividend otherwise payable to a Participant in respect of the Common Shares registered in the name of such Participant. Any amount required under applicable income tax laws to be withheld by the Company from the Special Dividend paid to any Participant and remitted to a taxing authority will be withheld and remitted as required by the Agent on behalf of the Company, with the balance being reinvested by the Agent on behalf of the Participant. The Special Dividend (net of any withholding taxes) paid on the Common Shares registered in the name of such Participant will be used by the Agent to acquire Common Shares from the treasury of the Company for such Participant.
The number of Common Shares acquired on behalf of a Participant under the Plan will be equal to the Special Dividend (net of any applicable withholding tax) paid on such Common Shares owned by such Participant divided by the Market Price. Fractional Common Shares will not be issued and Participants will receive a cash payment in lieu of any fractional Common Shares based on the Market Price of the Common Shares purchased under the Plan.
4. How to Enroll
Registered Shareholders
Eligible registered shareholders may elect to reinvest the Special Dividend (net of any applicable withholding tax) in Common Shares by enrolling in the Plan at any time prior to the Enrollment Deadline (as defined below) by completing an enrollment form (“Enrollment Form”) and sending it to the Agent via facsimile or by mail in the manner provided for in Section 11 of the Plan. Copies of the Plan and Enrollment Form can be obtained from the Agent at any time. Shareholders should not send share certificates or dividend cheques to the Agent or the Company.

If the Common Shares are registered in more than one name, then the Enrollment Form must be signed by all such registered holders. Also, if a shareholder’s total holding is registered in different names (e.g., full name on some share certificates and initials and surname on other share certificates), a separate Enrollment Form must be completed for each different registered name. If the Special Dividend from all shareholdings is to be reinvested under one account, registration must be identical.
Beneficial Owners of Common Shares
If a shareholder is an eligible beneficial owner of Common Shares, he, she or it should contact his, her or its broker, investment dealer, financial institution or other nominee who holds his, her or its Common Shares to provide instructions regarding his, her or its election to reinvest the Special Dividend in Common Shares through participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm what fees, if any, the nominee may charge to enroll such shareholder’s Common Shares in the Plan on his, her or its behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by the shareholder. Such fee or fees will not be paid for by the Company or Agent.
If a shareholder is an eligible beneficial owner whose Common Shares are registered in the name of CDS Clearing and Depository Services Inc. (“CDS”) or The Depository Trust Company (“DTC”) or a name other than the eligible beneficial owner’s own name, he, she or it may elect to reinvest the Special Dividend in Common Shares through participation in the Plan by: (i) prior to the Record Date, having those Common Shares transferred into his, her or its name directly and then making the election to reinvest the Special Dividend in our Common Shares by enrolling such Common Shares under the Plan directly, or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the eligible beneficial owner’s Common Shares to elect to reinvest the Special Dividend in Common Shares by enrolling in the Plan on the eligible beneficial owner’s behalf, either as a nominee that delivers a completed and executed Enrollment Form to the Agent in the manner provided in the Plan, or, if applicable, as a CDS participant or a DTC participant through enrollment by CDS or DTC, respectively.
If a shareholder is an eligible beneficial owner of Common Shares and wishes to elect to reinvest the Special Dividend in Common Shares by enrolling in the Plan through a CDS participant or a DTC participant in respect of his, her or its Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant not later than such deadline as may be established by CDS or DTC, as applicable, in order for the instructions to take effect on the Special Dividend Payment Date. Instructions received by CDS or DTC after their respective internal deadlines will not be effective.
CDS participants and DTC participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such eligible beneficial owners with respect to the Special Dividend Payment Date.

CDS or DTC, as applicable, will provide instructions to the Agent regarding the extent of its participation in the Plan, on behalf of eligible beneficial owners of Common Shares, with respect to the Special Dividend Payment Date on which the Special Dividend otherwise payable to CDS or DTC, as applicable, as shareholder of record, is to be reinvested under the Plan.
5. Enrollment Deadline
A completed Enrollment Form must be received by the Agent no later than 5:00 p.m. (Toronto time) on December 8, 2010 (the “Enrollment Deadline”), in order for the Special Dividend (net of any applicable withholding tax) to be reinvested under the Plan. If the completed Enrollment Form is not received by the Agent by the Enrollment Deadline, or the participation is properly revoked in accordance with Section 8 of the Plan, the Special Dividend will be paid in cash (net of any applicable withholding tax).
Both the Company and the Agent shall have the right to reject any request regarding enrollment in or revocation of participation in the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the Company’s satisfaction and/or the Agent’s satisfaction prior to the Enrollment Deadline. Neither the Company nor the Agent is under any obligation to notify any shareholder of an invalid request.
6. Certain Limitations
A Participant may not transfer the right to participate in the Plan to another person.
Without limitation, the Company reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the Company’s sole opinion, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or has been artificially accumulating the Company’s securities, for the purpose of taking undue advantage of the Plan to the Company’s detriment. The Company may also deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Company deems it advisable under any laws or regulations.
The Company may also make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Company deems necessary and desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Company. The Company may adopt rules and regulations concerning the establishment of internet-based or other electronic mechanisms with respect to the communication of information concerning the Plan to the Participants and any other aspect of the Plan.
7. Delivery of Common Shares under the Plan
On or about the Special Dividend Payment Date, Participants will receive from the Agent, a share certificate for the number of whole Common Shares acquired under the Plan on the Special Dividend Payment Date and a cash payment in lieu of any fractional Common Share based on the Market Price of the Common Shares purchased under the Plan.

Participants will also receive a statement setting out the amount of the Special Dividend reinvested, the Market Price and the number of Common Shares acquired under the Plan on the Special Dividend Payment Date with respect to the Special Dividend. In the case of CDS participants and DTC participants, CDS or DTC, as applicable, will receive a statement on behalf of eligible beneficial owners participating in the Plan. This statement is a record of the cost of Common Shares acquired under the Plan and should be retained for tax reporting purposes.
8. Revocation of Participation
As indicated above, the Plan was created solely for use in connection with the Special Dividend and will only be used for this one-time purpose. The Plan will automatically terminate on December 22, 2010, immediately following payment of the Special Dividend.
If a shareholder has enrolled in the Plan but chooses to revoke participation in the Plan prior to the payment of the Special Dividend, such shareholder may do so by giving written notice to the Agent (or, in the case of beneficial owners, by making arrangements to revoke participation through their nominee) prior to the Enrollment Deadline. If participation in the Plan is revoked prior to the Enrollment Deadline, such shareholder will receive the Special Dividend (net of any applicable withholding tax) in cash. If the notice of revocation is received by the Agent after the Enrollment Deadline, the Special Dividend payable on the Special Dividend Payment Date (net of any applicable withholding tax) will be reinvested in Common Shares under the Plan. Notice of revocation must be received in writing (or, in the case of beneficial owners, by making arrangements to revoke participation through their nominee) and be for 100% of the Special Dividend participating in the Plan. Partial revocation of participation in the Plan will be deemed invalid. Each notice of revocation must be signed by the shareholder in whose name such Common Shares are registered. Where the Common Shares are registered in more than one name, the notice of revocation must be signed by all registered holders of such Common Shares.
9. Death or Incompetence of a Participant
Participation in the Plan will not be affected by a Participant’s death or incompetence and participation will remain effective until it is terminated in accordance with the provisions of the Plan or the Plan itself is terminated.
10. Amendment, Suspension or Termination of the Plan
The Company reserves the right to amend, modify, suspend or terminate the Plan at any time, but such actions shall have no retroactive effect that would prejudice a Participant’s interests. Any amendments to the Plan are subject to prior approval by the Toronto Stock Exchange (the “TSX”) and the NYSE. The Agent will notify Participants in writing of any modifications made to the Plan that in the Company’s opinion may materially prejudice Participants. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions.
If the Plan is suspended or terminated by the Company prior to the Special Dividend Payment Date, no reinvestment will be made under the Plan, and each Participant will be entitled to receive the Special Dividend in cash (net of any applicable withholding tax) on the Special Dividend Payment Date.
As indicated above, the Plan will automatically terminate on December 22, 2010, immediately following payment of the Special Dividend.
11. Notices
All notices required to be given to a Participant will be mailed to the Participant at his, her or its latest address shown on the records of the Agent.
All communications including notices, requests for forms or information regarding the Plan should be directed to the Agent and the Company, as applicable, as follows:
To the Agent:

By telephone:	CIBC Mellon Trust Company
416-643-5500
Toll-free throughout North America
1-800-387-0825

By fax:	416-643-5020

By mail:	CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, ON M5C 2W9
Attention: Dividend Reinvestment Dept.

By email:	inquiries@cibcmellon.com
To the Company’s head office:

By telephone:	Valeant Pharmaceuticals International, Inc.
905-286-3000

By fax:	Investor Relations
905-286-3034

By mail:	Valeant Pharmaceuticals International, Inc.
7150 Mississauga Road
Mississauga, Ontario
CANADA, L5N 8M5

12. Income Tax Considerations Relating to the Plan
THE FOLLOWING SUMMARY OF INCOME TAX CONSEQUENCES FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRIES OF RESIDENCE.
Canadian Federal Income Tax Considerations
The following is a summary of the principal Canadian federal income tax considerations generally applicable to Participants under the Plan. This summary is based on the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations thereunder, all specific proposals to amend the ITA or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. No assurance can be provided that the Tax Proposals will be enacted as currently proposed or at all. This summary does not, except for the Tax Proposals, take into account or anticipate any changes in law, whether by legislative, regulatory, administrative or judicial action. Further, this summary does not take into account Canadian provincial or territorial income tax laws or those of any country other than Canada.
Participants Resident in Canada
This portion of the summary is applicable only to Participants who, for purposes of the ITA, and at all relevant times, are resident in Canada, hold their Common Shares as capital property, deal at arm’s length and are not affiliated with the Company and are not subject to “mark-to-market” rules relating to securities held by certain “financial institutions” as defined for purposes of those rules. This portion of the summary does not apply to a Participant an interest in which is a “tax shelter investment” as defined in section 143.2 of the ITA or to a Participant that makes the functional currency reporting election in accordance with the provisions of the ITA in that regard.
The Special Dividend reinvested on behalf of a Participant will be subject to the tax treatment normally accorded to taxable dividends received by the Participant directly from the Company. For example, in the case of a Participant who is an individual, the Special Dividend will be subject to the gross-up and credit rules or, in the case of a Participant that is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the Special Dividend. Other taxes could apply depending on the circumstances of the Participant. The fact that the Special Dividend is reinvested pursuant to the Plan does not affect the taxability of the Special Dividend to the Participant or the status of the Special Dividend as an “eligible dividend” under the ITA. It is expected that the Special Dividend will be designated as an “eligible dividend.”

The right granted under the terms of the Plan to reinvest the Special Dividend paid on Common Shares in Common Shares issued from the treasury of the Company at the Market Price and the exercise of such right should not give rise to a taxable benefit under the ITA.
The cost to a Participant of Common Shares acquired under the Plan will be the amount paid for the Common Shares by the Agent. For the purpose of computing the adjusted cost base of such Common Shares to the Participant, the cost of the Common Shares acquired under the Plan will be averaged with the adjusted cost base of all other Common Shares held by the Participant as capital property. A Participant may realize a capital gain or loss on the disposition of Common Shares acquired through the Plan.
A Participant who disposes of Common Shares will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of the Common Shares disposed of by the Participant and any reasonable costs of disposition.
In certain circumstances, a capital loss realized by a Participant that is a corporation may be reduced by the amount of any taxable dividends received by such Participant from the Company on the Common Shares. Analogous rules apply where the Participant is a trust or partnership of which a corporation, partnership or trust is a beneficiary or member.
A Participant will not realize any taxable income on receipt of a certificate for whole Common Shares in his, her or its name.
One-half of any capital gain (a “taxable capital gain”) is included in computing income and one-half of a capital loss (an “allowable capital loss”) is generally deductible against taxable capital gains in accordance with the provisions of the ITA. Any excess of allowable capital losses over taxable capital gains in a taxation year may be deducted against taxable capital gains realized by the Participant in any of the three preceding taxation years or any subsequent taxation year in accordance with the detailed provisions of the ITA. A Participant that is a Canadian-controlled private corporation will be subject to an additional refundable tax on aggregate investment income, which includes an amount in respect of taxable capital gains.
Participants Resident in the United States
This portion of the summary is applicable only to Participants who, for purposes of the ITA and any applicable income tax treaty or convention, and at all relevant times, are not resident or deemed to be resident in Canada, do not use or hold and are not deemed to use or hold their Common Shares in carrying on business in Canada and do not carry on an insurance business in Canada and elsewhere. In addition, this portion of the summary does not apply to an authorized foreign bank (as defined in the ITA).
Dividends paid or credited to a Participant resident in the United States on the Common Shares, including the Special Dividend reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, subject to the application of the Canada-U.S. Income Tax Convention (1980), as amended (the “Treaty”). If the Participant is entitled to benefits under the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. Under the Treaty, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. The amount of the Special Dividend to be reinvested under the Plan will be reduced by the amount of tax withheld.
The right granted under the terms of the Plan to reinvest the Special Dividend paid on Common Shares in Common Shares issued from the treasury of the Company at the Market Price and the exercise of such right should not give rise to a taxable benefit under the ITA.
Gains on the disposition of Common Shares by a Participant resident in the United States are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property” within the meaning of the ITA and the Participant is not entitled to relief under the Treaty. Provided the Common Shares are listed on a designated stock exchange (which includes the TSX and the NYSE), such Common Shares will generally not be taxable Canadian property to a Participant resident in the United States, unless either they are otherwise deemed to be taxable Canadian property or, at any time during the five-year period immediately preceding a disposition, both (1) the Participant, persons with whom the Participant did not deal at arm’s length for the purposes of the ITA or the Participant and persons with whom the Participant did not deal at arm’s length owned 25% or more of the issued shares of any class or series of shares of the Company and (2) the Common Shares derived more than 50% of their fair market value from (i) real or immoveable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options to acquire such property.
United States Federal Income Tax Considerations
The following is a summary of certain U.S. federal income tax considerations relating to participation in the Plan by Participants that reinvest the Special Dividend in additional Common Shares under the Plan, which Common Shares are held as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions and administrative and judicial interpretations, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific Participants in light of their particular circumstances, particularly if such Participants are subject to special treatment under the Code, including: banks or financial institutions; insurance companies; dealers in securities or currencies; tax-exempt entities; retirement plans or other tax-deferred accounts; regulated investment companies; real estate investment trusts; certain former citizens or residents of the United States; persons who hold Common Shares as part of a straddle, hedge, conversion transaction or other integrated investment; persons that have a “functional currency” other than the U.S. dollar; persons that beneficially own (or are deemed to own) 10% or more (by voting power or value) of Common Shares; or persons that generally mark their securities to market for U.S. federal income tax purposes. Furthermore, this summary does not address any U.S. state, local, or non-U.S. tax considerations, nor does it address any U.S. federal estate, gift, or alternative minimum tax considerations.
If an entity treated as a partnership for U.S. federal income tax purposes participates in the Plan, the tax treatment of such partnership and each partner thereof generally will depend upon the status and activities of the partnership and the partner. Any such partnership or partner thereof should consult its own tax advisor regarding the U.S. federal income tax considerations relating to participation in the Plan.
ALL PROSPECTIVE PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN AND OWNERSHIP OF THE COMPANY’S COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
U.S. Participants
As used in this summary, the term “U.S. Participant” means a beneficial owner of Common Shares held as capital assets and purchased pursuant to the Plan, if such beneficial owner is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a United States court can exercise primary jurisdiction over such trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
Tax Consequences of Dividend Reinvestment
A U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value of the Common Shares acquired pursuant to the Plan plus the amount of any income tax withheld. The fair market value of the Common Shares so acquired will be equal to the average of the high and low sale prices of the Common Shares on the Special Dividend Payment Date as reported on the principal securities exchange on which the shares are traded, which amount may be higher or lower than the Market Price used to determine the number of Common Shares acquired under the Plan. The distribution (without reduction for any Canadian taxes withheld) will be includible in a U.S. Participant’s income as a taxable dividend to the extent of the Company’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If a U.S. Participant is an individual, trust or estate, the dividend should be treated as “qualified dividend income” taxed at a preferential rate of 15% (through 2010), provided that certain holding period requirements and other conditions are met. The amount of the Special Dividend will not be eligible for the dividends received deduction generally available to U.S. corporate shareholders on dividends received from a U.S. corporation. Subject to certain limitations under the Code, U.S. Participants may be entitled to a U.S. federal income tax credit or deduction for Canadian income taxes withheld from the Special Dividend.
A U.S. Participant’s tax basis per share for Common Shares purchased pursuant to the Plan will equal the fair market value per Common Share on the Special Dividend Payment Date. A U.S. Participant’s holding period for such Common Shares will begin on the day following the Special Dividend Payment Date. U.S. Participants are urged to consult their own tax advisors about the application of the rules for calculating basis to their particular circumstances, including with respect to any applicable elections or the transfer of such Participant’s shares.
Sale, Exchange or Other Disposition of Common Shares
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Participant generally will recognize a capital gain or loss for U.S. federal income tax purposes when it sells, exchanges, or otherwise disposes of Common Shares and when it receives cash payments in lieu of fractional shares in accordance with the Plan. The amount of such gain or loss will equal the difference, if any, between the amount such U.S. Participant receives for such Common Shares or fraction thereof and such U.S. Participant’s adjusted tax basis in such Common Shares or fraction thereof. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Participant’s holding period for such Common Shares or fraction thereof exceeds one year. For taxable years beginning on or before December 31, 2010, long-term capital gains of a non-corporate U.S. Participant generally are taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Such gain or loss recognized generally will be treated as gain or loss from sources within the United States for foreign tax credit limitation purposes.
Passive Foreign Investment Company Considerations
The tax considerations set forth above may differ materially if the Company is regarded as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. The Company believes that it is not a PFIC in 2010, and it does not expect to become one in 2011. However, because this determination is made annually at the end of each taxable year and is dependent upon a number of factors (some of which are beyond the Company’s control), including the value of its assets and the amount and type of its income, there can be no assurance that the Company will not be treated as a PFIC in any taxable year or that the Internal Revenue Service will agree with the Company’s conclusion regarding its PFIC status. If the Company is a PFIC in any taxable year, U.S. Participants could suffer adverse consequences under the PFIC rules, including the possible treatment of gain from the sale, exchange or other disposition of Common Shares as ordinary income and the imposition of an interest charge on a portion of the resulting tax liability. U.S. Participants are urged to consult their tax advisors about the application of the PFIC rules and the potential impact of such rules to their particular circumstances.
Backup Withholding Tax and Information Reporting
In general, if you are a non-corporate U.S. Participant, dividend payments (or other taxable distributions) made within the United States will be subject to information reporting requirements and backup withholding tax if you:
(1) fail to provide the Company with an accurate taxpayer identification number;
(2) are notified by the U.S. Internal Revenue Service (the “IRS”) that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or
(3) in certain circumstances, fail to comply with applicable certification requirements.

If you sell Common Shares to or through a U.S. office or broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell Common Shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell Common Shares through a non-U.S. office of a broker that is a U.S. person or has certain other connections with the United States.
Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.
Recently adopted legislation imposes, for taxable years beginning after March 18, 2010, new U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals that hold certain specified foreign financial assets (which include stock in a foreign corporation). Participants are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in Common Shares.
Canadian Participants
As used in this summary, the term “Canadian Participant” means a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of Common Shares held as capital assets and purchased pursuant to the Plan that is not a U.S. Participant and is a resident of Canada.
Tax Consequences of Dividend Reinvestment
A Canadian Participant generally will not be subject to U.S. federal income taxes on the reinvestment of the Special Dividend, unless the Special Dividend is effectively connected with the Canadian Participant’s conduct of a trade or business in the United States. If a Canadian Participant is entitled to the benefits of the Treaty with respect to the Special Dividend, the Special Dividend generally will be taxable in the United States only if it is attributable to a permanent establishment maintained by the Canadian Participant in the United States.
Sale, Exchange or Other Disposition of Common Shares
A Canadian Participant generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other disposition of Common Shares, unless:
     (a) the gain is effectively connected with the Canadian Participant’s conduct of a trade or business in the United States. If a Canadian Participant is entitled to the benefits of the Treaty with respect to that gain, that gain generally will be taxable in the United States only if it is attributable to a permanent establishment maintained by the Canadian Participant in the United States; or

     (b) the Canadian Participant is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.
Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. A corporate Canadian Participant’s earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or 5%, if the corporate Canadian Participant is entitled to the benefits of the Treaty).
Backup Withholding Tax and Information Reporting
A Canadian Participant may be required to establish its exemption from information reporting and backup withholding by, among other things, certifying its status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.
Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.
Notice Pursuant to U.S. Internal Revenue Service Circular 230
You are hereby advised that: (i) any discussion of U.S. federal tax issues set forth herein, including attachments, is not intended or written to be used and cannot be relied upon by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under the Code; (ii) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
13. Administration
The Agent will act as administrator of the Plan for the Company. The Agent will keep all records necessary for the administration of the Plan.
The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.
Unless the context otherwise requires, words importing only the singular number shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.
14. Liability of the Company and the Agent
The Company and the Agent, in administering the Plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to the Company or the Agent; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c)

in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof; (d) in respect of the involuntary termination of a Participant’s participation in the Plan in the circumstances described herein; (e) with respect to the price at which Common Shares are acquired for a Participant; or (f) in respect of income taxes or other liabilities payable by any Participant or beneficial owner in connection with their participation in the Plan. Nor shall the Company or the Agent have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.
Participants should recognize that neither the Company nor the Agent can assure profit or protect against a loss on Common Shares acquired under the Plan.
Given that Common Shares acquired under the Plan are to be a Treasury Purchase, the calculation of the Market Price is the responsibility of and shall be performed by the Company.
Both the Company and the Agent shall have the right to reject any request regarding enrollment in or revocation of participation in the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the Company’s satisfaction and/or the Agent’s satisfaction prior to the Enrollment Deadline. Neither the Company nor the Agent is under any obligation to notify any shareholder of an invalid request.
15. Governing Law
The Plan shall be governed and construed in accordance with the laws in force of the Province of Ontario, Canada and the federal laws of Canada applicable therein.
16. Effective Date
The effective date of the Plan is November 8, 2010.